Exhibit 99.1

FOR IMMEDIATE RELEASE: April 26, 2007

CONTACT:	Craig Wanichek
Director of Investor Relations
Monaco Coach Corporation
(541) 681-8029
craig.wanichek@monacocoach.com

Monaco Coach Corporation Reports First Quarter Results

COBURG, OREGON — April 26, 2007 — Monaco Coach Corporation (NYSE: MNC), one of the nation’s leading manufacturers of recreational vehicles, today reported revenues and earnings for the first quarter ended March 31, 2007.

First quarter 2007 revenues were $322.2 million, down 16.3% compared to $385.1 million in revenues for the first quarter 2006.  First quarter 2006 revenues included $26.8 million of FEMA specific sales.  First quarter 2007 gross profit was $36.0 million, down from $48.4 million a year ago.  Operating income for the first quarter 2007 was $3.6 million, compared to $14.5 million for the first quarter 2006.  Net income for the first quarter 2007 was $1.5 million, compared to $8.3 million a year ago.  For the first quarter 2007, diluted earnings per share were $0.05 versus $0.28 for the same period last year.

Kay Toolson, Chairman and Chief Executive Officer of Monaco Coach Corporation, stated, “We are pleased to report a profit for the quarter in the face of continuing challenges in the motorhome and towables markets. We are also encouraged by our internal Class A retail registrations, which showed a 4% increase for the first quarter of 2007, compared to the first quarter of 2006, and we are up 8% year-to-date through mid-April as compared to the same period last year.  While we remain optimistic about improved demographics and long-term growth prospects for our company and the industry, rising fuel prices and lower consumer confidence give us reasons to be cautious in our short-term outlook.”

“Our first quarter results reflect positive changes in our business, including consolidation of subassembly plants and the realignment of our production lines, which are beginning to pay off through improved quality and increased efficiencies in production and product development.  We are confident the steps that we have taken have helped create a successful 2008 model line-up and will allow us to quickly respond to future market upturns,” added Toolson.

Gross profit margin for the Company decreased in the first quarter 2007 to 11.2%, compared to 12.6% in the first quarter 2006.  The decline in gross profit margin was partially the result of the absence of FEMA-related business, which benefited the towable segment in the first quarter 2006 by increased orders, and benefited the motorized segment through absorption of indirect expenses in the Company’s Indiana motorized plant, where many of the FEMA units were built.

John Nepute, President of Monaco Coach Corporation, stated, “While total revenues for the Company fell short of target, our motorized segment did well, improving gross profit margins sequentially from the 8.2% in the fourth quarter 2006 to 10.8% in the first quarter 2007.  As expected, progress was made in labor productivity and absorption of indirect expenses.  We are also very encouraged by the improvement in quality, which resulted in a reduction of warranty expense.”

“While our motorhome retail performance has been better than the overall motorhome RV market, we are still striving for one-to-one replacements on our dealer partners’ lots.  We are comfortable with the level of dealer inventory and, in part due to the reconfiguration of production and consolidation of motorized production lines, our overall backlog should continue to steadily diminish our need for promotional activity.  The consolidation of similarly priced models on production lines has also resulted in a smoother transition into the new 2008 model year units.”

Nepute concluded, “On the towables side, we saw our retail activity decline in the first quarter of 2007.  Accordingly, we have adjusted run rates in our towable plants.  This segment of the business is more scalable and additional cost-saving measures will be implemented to improve operating results.  In spite of short-term market dynamics, we view this as a growing segment of our business and believe recent product offerings will enable us to gain market share and thereby increase efficiencies in our towable plants.”

For the first quarter 2007, selling, general and administrative expenses were $32.4 million, compared to $34.0 million of sales for the first quarter 2006.

Marty Daley, Chief Financial Officer, stated, “Incrementally, as compared to fourth quarter 2006, selling, general and administrative expenses in the first quarter 2007 were impacted by an increase in settlement costs and stock-based compensation.  The total of other selling, general and administrative expenses was consistent between fourth quarter 2006 and first quarter 2007.”

Daley continued, “We’ve maintained our focus on the Company’s balance sheet, and will continue to manage our backlog to keep our level of finished goods in balance with the market.  We are pleased to have ended the quarter with a cash balance of $29 million and finished goods inventory just over $20 million.”

Motorized Recreational Vehicle Segment
Motorized sales in the first quarter 2007 decreased 3.7% from $255.0 million in the first quarter 2006 to $245.5 million.  Industry-wide Class A motorhome retail registrations, as reported by Statistical Surveys, Inc., were down 12.6% year-to-date through February 2007.  The Company reported a 3.9% increase in market share for the same period.

Segment gross profit for the first quarter 2007 was $26.5 million, or 10.8% of sales, compared to $25.0 million, or 9.8% of sales, for the first quarter 2006.  Selling, general and administrative expenses including corporate overhead were $23.2 million, compared to $20.1 million for the first quarter a year ago.

Unit sales of the Motorized RV Segment for the quarter ended March 31, 2007 totaled 1,460, down 9.6% from 1,615 units for the prior year period.  Diesel Class A units shipped were 1,112 versus 1,143, gas Class A units shipped were 198 versus 357, and Class C units shipped were 150 versus 115.

Towable Recreational Vehicle Segment
The Company reported towable sales of $69.5 million for the first quarter 2007, compared to sales of $114.4 million for the first quarter 2006.  Deducting FEMA sales in the first quarter of 2006 of $26.8 million, towable sales would have decreased 20.7%.  Travel trailer and fifth-wheel registrations for the overall market, according to Statistical Surveys, reported a year-to-date decline of 8.5% through February 2007.

Gross margin for the first quarter 2007 for the towable segment was $4.7 million, or 6.8% of sales, compared to $14.3 million, or 12.5% of sales for the first quarter 2006.  Selling, general and administrative expenses including corporate overhead were $6.4 million, compared to $9.4 million for the first quarter 2006.

For the first quarter 2007, towable unit sales were 4,289 units, down from 7,217 units for the same period a year ago, which included 2,019 FEMA related units.

Motorhome Resorts Segment
Resort sales for the first quarter 2007 were $7.2 million, down 54.0% from $15.7 million in the first quarter 2006.  Continued poor weather in both Las Vegas, Nevada, and Indio, California, and extended road closures limiting access to the Las Vegas resort led to the reduction of lot sales.  In the first quarter 2007, the Company sold 25 lots at the Indio resort and four lots at the Las Vegas resort. Currently 38 lots are available in Indio and 51 lots are available in Las Vegas.  Operating income for the segment was $2.0 million, down from $4.8 million for the same period last year.

The Company has purchased additional land in the Palm Springs, California, area and very recently closed on a site in Naples, Florida.  Both locations plan to have lots for sale by the beginning of 2008.

2007 Business Outlook
“The improvement from the fourth quarter 2006 to the first quarter 2007 was largely due to adjustments we made to our business model last year,” said Daley. “While we have not observed the improvement in the retail market we were anticipating, at our current run rates and backlog, we will not be modifying our previously stated second quarter earnings expectations. However, if the originally anticipated uptick in the retail markets fails to materialize in the second half of the year, our 2007 fiscal year results will likely come in at the low end of our previously released guidance.”

Conference Call to be Held
Monaco Coach Corporation will conduct a conference call in conjunction with this news release at 2:00 p.m. Eastern Time, Thursday, April 26, 2007. Members of the news media, investors, and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.monaco-online.com.  The event will be archived and available for replay for the next 90 days.

About Monaco Coach Corporation
Dedicated to quality and service, Monaco Coach Corporation is one of the nation’s leading manufacturers of motorized and towable recreational vehicles.  Headquartered in Coburg, Oregon, with substantial manufacturing facilities in Indiana, Monaco Coach employs approximately 5,300 people.  The Company offers entry-level priced towable RVs up to custom made luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie, R-Vision and Dodge brand names.  Monaco Coach maintains RV service centers in Harrisburg, Ore., Elkhart, Ind., and Wildwood, Fla.

Ranked as the number one manufacturer of diesel-powered motorhomes, Monaco Coach is a leader in innovative RVs designed to meet the needs of a broad range of customers with varied interests.  Monaco Coach Corporation trades on the New York Stock Exchange under the symbol “MNC,” and the Company is included in the S&P Small-Cap 600 stock index.  For additional information about Monaco Coach Corporation, please visit www.monaco-online.com or www.trail-lite.com.

The statements above regarding the Company’s expectation for further gains in fiscal 2007 as a result of future market upturns, improved manufacturing efficiencies, increases in market share in the towables segment, improved prospects for the Motorized RV Segment in fiscal 2007, sales of remaining available lots at the Company’s existing resorts in the first half of fiscal 2007, and in the “2007 Business Outlook” section regarding improving retail sales and expectations for revenues, gross profit margin and SG&A expenses in fiscal 2007 are forward-looking statements subject to various risks and uncertainties that could cause actual results to differ materially from these statements, including unforeseen declines in the wholesale and retail markets for recreational vehicles, consumers’ preference for certain models and resort lots, failure to realize gains from the motorized manufacturing efficiencies as anticipated, a decline in consumer confidence, an increase in interest rates affecting retail and wholesale financing, an increase in price or availability of fuel, and a downturn in the equity markets. Please refer to the Company’s SEC reports for additional risks and uncertainties, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2006, and the 2006 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http://www.sec.gov.

(Tables to follow)

MONACO COACH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 30,	March 31,
	2006	2007
		(unaudited)
ASSETS
Current assets:
Cash	$4,984	$29,026
Trade receivables, net	81,588	88,399
Inventories, net	155,871	153,945
Resort lot inventory	7,997	6,783
Prepaid expenses	5,624	5,261
Income taxes receivable	6,901	0
Deferred income taxes	38,038	39,802
Total current assets	301,003	323,216

Property, plant, and equipment, net	153,895	151,570
Land held for development	16,300	16,300
Investment in joint venture	0	4,394
Debt issuance costs net of accumulated amortization of $912,
and $990, respectively	540	655
Goodwill	86,412	86,412

Total assets	$558,150	$582,547

LIABILITIES
Current liabilities:
Book overdraft	16,626	0
Current portion of long-term debt	5,714	5,714
Line of credit	2,036	0
Income taxes payable	0	2,557
Accounts payable	72,591	107,936
Product liability reserve	15,764	16,509
Product warranty reserve	33,804	34,547
Accrued expenses and other liabilities	44,364	47,383
Discontinued operations	298	288
Total current liabilities	191,197	214,934

Long-term debt, less current portion	29,071	27,643
Deferred income taxes	21,678	21,219
Other long-term liabilities	883	833
Total liabilities	242,829	264,629

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 1,934,783 shares authorized, no shares outstanding
Common stock, $.01 par value; 50,000,000 shares authorized, 29,769,356 and
29,936,837 issued and outstanding, respectively	298	299
Additional paid-in capital	63,722	66,610
Retained earnings	251,301	251,009
Total stockholders’ equity	315,321	317,918

Total liabilities and stockholders’ equity	$558,150	$582,547

MONACO COACH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited: dollars in thousands, except share and per share data)

	Quarter Ended
	April 1, 2006	March 31, 2007

Net sales	$385,068	$322,244
Cost of sales	336,619	286,248
Gross profit	48,449	35,996

Selling, general, and administrative expenses	33,979	32,358
Operating income	14,470	3,638

Other income, net	132	113
Interest expense	(1,252)	(967)
Loss from investment in joint venture	0	(278)
Income before income taxes	13,350	2,506

Provision for income taxes	5,057	1,007

Net income	$8,293	$1,499

Earnings per common share:
Basic	$0.28	$0.05
Diluted	$0.28	$0.05

Weighted-average common shares outstanding:
Basic	29,636,222	29,829,697
Diluted	29,828,187	30,405,671

MONACO COACH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited: dollars in thousands)

	Quarter Ended
	April 1, 2006	March 31, 2007

Increase (Decrease) in Cash:

Cash flows from operating activities:
Net income	$8,293	$1,499
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Gain on sale of assets	(16)	(113)
Depreciation and amortization	3,374	3,537
Deferred income taxes	(4,320)	(2,223)
Stock based compensation expense	331	1,826
Changes in working capital accounts:
Trade receivables, net	(24,115)	(6,811)
Inventories	914	(2,134)
Resort lot inventory	2,554	1,214
Prepaid expenses	400	361
Accounts payable	22,741	35,345
Product liability reserve	(635)	745
Product warranty reserve	963	743
Income taxes payable	7,951	9,458
Accrued expenses and other liabilities	9,972	3,019
Deferred revenue	0	(50)
Discontinued operations	720	(10)
Net cash provided by operating activities	29,127	46,406

Cash flows from investing activities:
Additions to property, plant, and equipment	(3,746)	(1,770)
Investment in joint venture	0	(88)
Proceeds from sale of assets	17	505
Net cash used in investing activities	(3,729)	(1,353)

Cash flows from financing activities:
Book overdraft	(14,529)	(16,626)
Payments on lines of credit, net	(2,500)	(2,036)
Payments on long-term notes payable	0	(1,428)
Debt issuance costs	0	(193)
Dividends paid	(1,780)	(1,791)
Issuance of common stock	1,137	927
Tax benefit of stock options exercised	0	136
Discontinued operations	75	0
Net cash used in financing activities	(17,597)	(21,011)

Net change in cash	7,801	24,042
Cash at beginning of period	586	4,984

Cash at end of period	$8,387	$29,026

MONACO COACH CORPORATION

SEGMENT REPORTING

(Unaudited:  dollars in thousands)

Results of Consolidated Operations

	Quarter Ended	% of	Quarter Ended	% of
	April 1, 2006	Sales	March 31, 2007	Sales

Net sales	$385,068	100.00%	$322,244	100.00%
Cost of sales	336,619	87.42%	286,248	88.83%
Gross profit	48,449	12.58%	35,996	11.17%

Selling, general and administrative expenses	33,979	8.82%	32,358	10.04%
Operating income	14,470	3.76%	3,638	1.13%

Other income and interest expense	1,120	0.29%	1,132	0.35%
Income before income taxes	13,350	3.47%	2,506	0.78%

Income taxes	5,057	1.31%	1,007	0.31%

Net income	$8,293	2.15%	$1,499	0.47%

Motorized Recreational Vehicle Segment

	Quarter Ended	% of	Quarter Ended	% of
	April 1, 2006	Sales	March 31, 2007	Sales

Net sales	$254,954	100.00%	$245,548	100.00%
Cost of sales	230,001	90.21%	219,061	89.21%
Gross profit	24,953	9.79%	26,487	10.79%

Selling, general and administrative expenses
and corporate overhead	20,133	7.90%	23,155	9.43%

Operating income	$4,820	1.89%	$3,332	1.36%

Towable Recreational Vehicle Segment

	Quarter Ended	% of	Quarter Ended	% of
	April 1, 2006	Sales	March 31, 2007	Sales

Net sales	$114,413	100.00%	$69,480	100.00%
Cost of sales	100,133	87.52%	64,753	93.20%
Gross profit	14,280	12.48%	4,727	6.80%

Selling, general and administrative expenses
and corporate overhead	9,408	8.22%	6,372	9.17%

Operating income (loss)	$4,872	4.26%	$(1,645)	-2.37%

Motorhome Resorts Segment

	Quarter Ended	% of	Quarter Ended	% of
	April 1, 2006	Sales	March 31, 2007	Sales

Net sales	$15,701	100.00%	$7,216	100.00%
Cost of sales	6,485	41.30%	2,434	33.73%
Gross profit	9,216	58.70%	4,782	66.27%

Selling, general and administrative expenses
and corporate overhead	4,438	28.27%	2,831	39.23%

Operating income	$4,778	30.43%	$1,951	27.04%